EXHIBIT 10.35

575 Maryville Centre Drive St. Louis, Missouri 63141, USA www.solutia.com

August 19, 2011

Dear Mike:

It is a pleasure to confirm the offer as Executive Vice President & Chief Operating Officer effective August 19, 2011. You will report directly to me.

Compensation

Your base salary will be $425,000 per year.

Your target bonus will be 100% of your base salary with a potential to earn up to 200% of target.  Your actual bonus for 2011 will be calculated using 100% for the entire 2011 plan year.

You will receive an interim equity grant as of August 19, 2011 with a value of $143,750.  This represents the pro-rated difference between the new LTI target percentage of 150% and your previous 2011 grant value.

You are currently a participant in the Executive Separation Pay Plan (the “Plan”) that provides you with certain benefits in the event your employment with Solutia Inc. is terminated involuntarily through no fault of your own.  As a result of your promotion as indicated above, the Executive Compensation and Development Committee (the “ECDC”) has approved a modification to your severance benefits as follows:

•
In the event of an involuntary termination not related to a Change in Control, you will receive a payment equal to 100% of your annual base salary on the date of your termination plus 100% of your annual target bonus.  You will remain eligible to participate in the Executive Separation Pay Plan even if you are subsequently offered another position within the Company.

•
In the event of an involuntary termination within 12 months of a Change in Control (as defined in the Plan), you will receive a payment equal to 200% of your annual base salary on the date of your termination plus 200% of your annual target bonus.

These severance terms will supersede any separation benefits in your offer letter dated June 4, 2007 or any other previous agreements.  With the exception of the forgoing, all other terms and conditions of the Plan shall remain the same.

Sincerely,

/s/Jeffry N. Quinn
Jeffry N. Quinn
Chairman, President & Chief Executive Officer

Enclosures:
For Return:
Offer letter (retain one copy)

For Your Review:
Executive Separation Pay Plan
Long Term Incentive Plan

ACCEPTANCE:

/s/ D. Michael Donnelly	8/20/11
D Michael Donnelly	Acceptance Date	Start Date

cc:           Gary Glandon, SVP & Chief Human Resources Officer